UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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FS KKR Capital Corp.

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2026 Annual Shareholder Meeting PROPOSAL 1 To elect the following individuals as Class A Directors (a) Michael J. Hagan, (b) Jeffrey K. Harrow, (c) James H. Kropp and (d) Elizabeth J. Sandler, each of whom has been nominated for election for a three year term expiring at the 2029 Annual Meeting of Stockholders. PROPOSAL 2 To approve a proposal to allow FS KKR Capital Corp. (the “Company”) in future offerings to sell its shares below net asset value per share in order to provide flexibility for future sales. While the Company has no immediate plans to sell shares of its common stock at a price below NAV per share, having the flexibility to do so is important for the Company to maintain access to the capital markets to pursue attractive investment opportunities during periods of volatility and improve capital resources to enable the Company to compete more effectively for high-quality investment opportunities. The Company has previously received annual shareholder approval for a similar proposal but has not exercised it. PROPOSAL 3 To approve a proposal to authorize the Company, with the approval of the Company’s board of directors, to issue warrants, options or rights to subscribe for, convert to, or purchase shares of the Company’s common stock in one or more offerings. While the Company has no immediate plans to issue any such warrants, options or rights, these types of issuances are common practice in connection with the sale of securities through private placements or obtaining debt financing, and approval of this proposal would place the Company in substantially the same position as corporations that are not BDCs and other BDCs whose stockholders have previously approved proposals similar to this proposal. FS Investment Solutions, LLC www.fsinvestmentsolutions.com Member FINRA/SIPC3025 JFK Boulevard Philadelphia, PA 19104 877 628 8575 Future Standard © 2026 Future Standard www.futurestandard.com The Company’s board of directors unanimously recommends that you vote “FOR” each of the proposals to be considered and voted on at the Annual Meeting. Investors are urged to read the proxy materials and any other relevant documents because they contain important information about the proposals. You can view the proxy statement and other proxy materials on the SEC’s web site at www.sec.gov. To avoid the wasteful and unnecessary expense of further solicitation(s), we urge you to complete the enclosed proxy card, date and sign it and return it promptly in the postage-paid envelope provided, or record your voting instructions by telephone or via the internet, no matter how large or small your holdings may be. YOUR VOTE IS NEEDED It is important that your shares be represented! We are asking shareholders to vote on three proposals at the annual shareholder meeting. Whether or not you plan to attend, your vote is very important.